Exhibit 99.1

Donna Smith, Director, Investor Relations,
Corporate Communications
(949) 975-1550
donna.smith@smawins.com

SM&A Announces First Quarter Financial Results
EPS of $0.14 on Revenues of $18.5 Million

NEWPORT BEACH, Calif., April 14, 2004 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services and a leading provider of high-value performance assurance services, today reported financial results for the first quarter ended March 31, 2004.

     Revenues for the first quarter were $18.5 million, compared to $18.7 million reported for the comparable period a year ago. Operating income was $5.0 million, compared to $4.7 million reported for the comparable period last year. Net income for the quarter was $2.9 million or $0.14 per diluted share, compared to net income on a tax adjusted basis of $2.8 million or $0.14 per diluted share, for the same quarter last year. Actual net income for the three months ended March 31, 2003 was $3.8 million, or $0.19 per diluted share, but the unadjusted results are not comparable to the current quarter as a result of a tax benefit of $1.0 million, or $0.05 per share, recorded by SM&A in the first quarter of 2003 related to the completion of an Internal Revenue Service examination of its income and payroll taxes for the calendar years 1998 to 2001.

     “During our annual earnings conference call in January, we forecasted slower seasonal growth for the first quarter as a result of two large proposal deferrals until later in the year. Additionally, in the first quarter a greater percentage of our revenues were derived from competition management services than from performance assurance services, due to an unusual number of major proposal efforts that were delayed or extended during the latter half of 2003. These delays and extensions, while generating more competition management services revenues, led to delays in the initiation of program starts into the second half of 2004,” stated Steve Myers, chairman and CEO.

     “We are pleased to report that in the first quarter we added ten new customers that generated $1.2 million in revenues, or 7% of total revenues for the quarter, and hired two new account executives. The new customer growth is attributable to our account executives developing new relationships with leading companies outside of traditional aerospace and defense markets. We are very optimistic that we will continue to earn new business through the penetration of existing client business units, and develop new relationships with leading companies in other verticals. These new client partnerships validate our strategy and belief that our services are portable across multiple vertical markets,” added Steve Myers.

Financial Highlights

•	Revenues for the first quarter were $18.5 million, compared to $18.7 reported for the comparable period a year ago.

•	Net income for the first quarter was $2.9 million.

•	First quarter earnings per diluted share from continuing operations were $0.14, on parity with the $0.14, excluding the $0.05 tax adjustment, reported for the first quarter a year ago.

•	Gross margin as a percentage of revenue was 45%, up over the 43% posted for the same period last year.

•	First quarter operating margin was 27% of sales, an increase over the 25% reported in the comparable year ago period. The first quarter margin growth reflects the increasing benefits derived from the company’s profit model.

•	Cash generated from operating activities during the first quarter was $2.1 million, up 121% over the $933 thousand posted for the first quarter last year.

•	Total cash increased 14% to $20.2 million and shareholders’ equity increased 15% to $28.0 million during the quarter.

Forecast

     “The proposal and program shifts that occurred in the quarter, combined with the volume of upcoming opportunities and our strong pipeline activity, lead us to believe that we will see an increase in revenues from performance assurance services in the second half of the year. Accordingly, we are adjusting our revenue forecast to a more accommodative range of 15-20% for the year,” stated Cathy Wood, CFO.

     “In the first quarter, we achieved gross margins of 45% and our cash flow from operations was $2.6 million. Going forward, we expect gross margins will be in the range of 44-45%, SG&A will be less than 20% of revenues, and we expect continued growth in shareholder value through greater profitability,” concluded Wood.

Conference Call — Thursday, April 15, 2004, 8:00 a.m., PDT

     Participants can dial (800) 677-1840 approximately 10 minutes before the scheduled start of the call. The call will also be accessible live at the Investor Relations page of the website at www.smawins.com by clicking on the Webcast link. Following its completion, an audio replay may be accessed for one week by dialing (800) 642-1687 or (706) 645-9291, access code 6264286.

About SM&A

SM&A is the world’s leading provider of competition management services, and a leading provider of high-value performance assurance services. SM&A’s more than 315 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 820 proposals worth more than $271 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Preparation of these forward-looking statements requires the use of estimates of future revenues, expenses, activity levels, and market conditions, many of which are outside the company’s control. These statements which may include, but are not limited to, revenue, gross margin, expenses, cash position, market conditions, macroeconomic conditions, and outlook for business performance, are made on the basis of management’s views and assumptions regarding future events and business performance at the time the statements are made, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied. Investors are advised to read the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly the sections addressing Management’s Discussion and Analysis and Risk Factors, for a more comprehensive discussion of these and other risks and uncertainties which could impact actual results. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31	December 31
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,150	$17,712
Accounts receivable, net	14,159	12,178
Prepaid expenses and other current assets	333	310
Deferred income taxes	752	752

Total current assets	35,394	30,952
Fixed assets, net	741	723
Other assets	142	128

	$36,277	$31,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$711	$683
Accrued compensation and related benefits	2,773	3,637
Income taxes payable	3,344	1,440
Net liabilities of discontinued operations	1,163	1,359

Total current liabilities	7,991	7,119
Deferred income taxes	45	45
Other liabilities	200	206

Total liabilities	8,236	7,370

Commitments and contingencies

Shareholders’ equity:
Preferred stock	—	—
Common stock	52,883	52,215
Accumulated deficit	(24,842)	(27,782)

Total shareholders’ equity	28,041	24,433

	$36,277	$31,803

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended March 31,
	2004	2003
	(unaudited)	(unaudited)

Revenue	$18,487	$18,745
Cost of revenue	10,144	10,712

Gross margin	8,343	8,033
Selling, general and administrative expenses	3,390	3,323

Operating income	4,953	4,710
Interest income, net	30	1

Income before income taxes	4,983	4,711
Income tax expense	2,043	933

Net income	$2,940	$3,778

Net income per share:
Basic	$0.14	$0.19
Diluted	$0.14	$0.19
Shares used in calculating net income per share:
Basic	20,409	19,728
Diluted	21,740	20,153